                                                                    Exhibit 10.5

                         LEASE WITH OPTION TO PURCHASE
                         -----------------------------


     This Lease with Option to Purchase entered into in Paris, Illinois, this 12th day of July, 1996, by and between Edgar County Bank & Trust Company as Trustee for Trust No. 455-232, under Trust Agreement dated August 24, 1988 and Chris Patrick of Paris, Illinois, the beneficiary of such trust (Trustee and Mr. Patrick are hereinafter collectively referred to as the "Lessor"), and The GSI Group, Inc., a Delaware corporation, of Assumption, Illinois ("Lessee").

     1. Lessor hereby leases to the Lessee, and the Lessee hereby leases from the Lessor, approximately 6 acres located approximately five (5) miles north of Paris, Illinois at Rural Route 6, Box 175 together with the existing building and improvements located thereon, containing approximately 36,000 square feet, and all other appurtenances, rights, privileges and easements thereto belonging and, hereinafter referred to as the "premises". A legal description of the premises is attached hereto as Exhibit A.

     2. The initial term of this Lease is twelve (12) months, commencing on the date hereof. Lessee shall have the option to extend the term of this Lease for up to an additional twelve (12) months after the expiration of the initial term by providing Lessor with written notice of its intent to exercise such option at least thirty (30) days prior to expiration of the initial term. Upon expiration or earlier termination of this Lease, unless Lessee has exercised its purchase option, Lessee will surrender the premises in as good order and condition as when received, reasonable wear and tear, alterations permitted by Lessor, damage from the elements, fire, acts of God, or other casualty excepted.

     3. Lessee agrees to use and occupy the premises for the purpose of storing property related to its business and conducting a manufacturing business, or any other uses associated therewith. Lessee shall not, at any time, use the premises for manufacturing, storing or selling intoxicating liquor (including, without limitation, beer and wine). Lessee agrees to keep the premises in a clean and orderly condition and to arrange and pay for the removal, on a regular basis, of all trash, garbage, and similar items generated by Lessee.

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     4.   Lessee agrees to pay to Lessor as rent for the premises the sum of Two
Thousand, Five Hundred Dollars ($2,500.00) per month, payable in advance on the lst day of each and every month of the term, the first such payment being due on the date of the commencement of the Lease under paragraph 2, and each succeeding payment to be made on or before the first day of each succeeding calendar month. Rent for any part of a calendar month shall be prorated in the proportion which the number of days Lessee has possession of the premises in such month bears to the total number of days in said month. Each late installment of rent shall bear interest at the rate of twelve percent (12%) per year from the date due until paid if not actually received by Lessor within five (5) days of the due date.

     5.   Lessee agrees to pay as additional rent hereunder:

          a. Real estate taxes and assessments, ordinary and extraordinary, general and specific, which may be levied or assessed on, or with respect to, the premises, prorated for the term of this Lease. Lessee's portion of these taxes shall be paid to Lessor on or before the due date or the due date of the last rent payment, whichever first occurs, or if the Lease is earlier terminated without breach by Lessee and without exercise of Lessee's purchase option, the Lessee's tax obligation shall be calculated to the date of, and be paid on, such termination;

          b. All fuel, power, water, electricity, and any other utilities over the term of the Lease;

          c. Maintenance and repair of the interior of the buildings and all mechanical, electrical and compressed air systems and equipment maintenance (including, without limitation, all heating and ventilating equipment and plumbing), glass and fixtures; and

          d. The cost of any improvements or modifications to the premises made by Lessee as provided by paragraph 12.

     6. All expenses of maintenance of the structure and the exterior of the buildings and improvements located on the premises, including all glass in exterior doors and windows, shall be paid by the Lessee; provided that Lessor will pay for the repair of all major roof problems. Any damage to the building on the premises caused by Lessee shall be repaired and paid for by Lessee. Any structural condition requiring repair that is not covered by the insurance required to be provided by Lessee pursuant to paragraph 8 shall be paid for by Lessor unless such condition is caused by Lessee and provided neither

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Lessee nor Lessor shall be required to replace the roof. If any such structural condition is reasonably estimated to cost more than $50,000 to repair and Lessor determines that it is not in its interest to undertake such repairs, either party hereto will have the option for a period of thirty (30) days after Lessor communicates such determination to Lessee to terminate this Lease.

     7.   Lessor represents and warrants that:

          a.   the premises are in good order and repair;

          b. the premises are not subject to any zoning or other governmental use restrictions;

          c. it is the owner of the premises and that the premises are free and clear of all mortgages, liens and encumbrances except the lien of real estate taxes not yet due and payable, easements of record and a collateral assignment of beneficial interest in the aforementioned trust;

          d. neither Lessor nor, to the best of Lessor's knowledge, any predecessor in interest to Lessor has released or deposited upon the premises any hazardous materials except as may be disclosed in the Phase II Environmental Assessment dated May 3, 1996 by Andrews Environmental Engineering Inc. (the "Audit");

          e. neither Lessor nor, to the best of Lessor's knowledge, any predecessor in interest to Lessor, has received notice of the existence or alleged existence of any hazardous materials upon or under the premises from any governmental agency or other party except as disclosed in the Audit; and

          f.   there are no underground storage tanks on the premises.

As used in this Lease, the term "hazardous materials" shall include, but not be limited to, substances defined as "hazardous substances", "hazardous materials" or "toxic substances" in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Sec. 9601, et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. 1801 et seq.; the Resources Conservation and Recovery Act, 42 U.S.C. Sec. 6901 et seq.; the Toxic Substances Control Act, 15 U.S.C. Sec. 2601 et seq.; the Clean Air Act, 42 U.S.C. Sec. 7401 et seq.; and the Clean Water Act, 33 U.S.C. Sec. 1251 et seq. (collectively, the "Environmental Laws"), but, for purposes of this paragraph, only if such substances, if found on the premises, are in violation of any such act or a governmental rule or regulation.

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     Lessor covenants and warrants that Lessee, if not in default, shall peacefully and quietly hold and enjoy the premises during the term hereof. Lessor agrees not to allow any liens or encumbrances having priority over the Lease to be placed upon the premises during the term hereof and to promptly cause any such lien to be removed should it exist in the future.

     Notwithstanding any other provision contained herein, Lessor covenants and agrees that it shall be obligated to remediate the groundwater contamination disclosed in the Audit (the "Pre-Exiting Condition") by July 11, 1997; provided, however, that if Lessor determines that the cost of such remediation (based upon a reasonable contractor's estimate) will exceed $30,000, Lessor will deliver a copy of such estimate to Lessee and, if such estimate is satisfactory to Lessee, either party hereto will have the right for a period of thirty (30) days to terminate this Lease. If such estimate is unsatisfactory to Lessee, Lessee will have the right to obtain its own estimate and the average of the two will be deemed to be the cost of remediation for the purposes of the immediately preceding sentence. If Lessor fails to remediate the Pre-Existing Condition by July 11, 1997, Lessor shall be deemed to have breached such covenant and Lessee shall have the right to take the actions provided under either paragraph 15(a) or 15(b) immediately. Lessor shall indemnify and hold harmless Lessee from any liability, cost or expense of any nature whatsoever relating to, resulting from or arising out of the Pre-Existing Condition or the remediation thereof. For purposes of this Lease, the remediation of the Pre-Existing Condition shall be considered complete when, after full disclosure and investigation, the Illinois Environmental Protection Agency issues a "No Further Remediation" letter to Lessor specifically addressing the Pre-Existing Condition.

     8. During the term of this Lease and all extensions thereof, Lessee will keep the premises insured by a responsible insurance company or companies licensed in Illinois against loss or damage by fire, lightning, tornado, earthquake, windstorm and other casualty ordinarily covered by extended coverage in an amount not less than $1 million. Within thirty (30) days after the date hereof, Lessee shall provide Lessor with a certificate evidencing such insurance, naming Lessor as an additional insured.

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     9.   Lessor shall not be liable to Lessee or any other person for injury or death to persons or damage to property on the premises from Lessee's failure to keep the premises in repair or from the act, omission, or negligence of any person other than Lessor, its employees, agents and invitees. Lessee will indemnify Lessor for, and hold Lessor harmless from, all claims for injury or death to persons or damage of any kind to property arising out of Lessee's use or occupancy of the premises.

     10. Lessee will permit Lessor and its agents to enter on the premises or any part thereof, with 48 hours written notice during normal business hours, for the purpose of examining the same or making such repairs or alterations as may be necessary for the safety or preservation thereof.

     11. Lessee agrees not to assign this Lease nor sublet the premises or any portion thereof without the prior written consent of the Lessor, which consent shall not be unreasonably withheld. An acceptance of a permitted assignment of this Lease, or sublease of the premises, by any person shall be construed as a promise on the part of such assignee or sublessor to be bound by and perform all of the agreements of Lessee herein contained.

     12. Lessee may make non-structural alternations, additions, or improvements to the premises, including without limitation, erection or installation of signs, as Lessee deems necessary for its purposes. Unless the parties hereto agree otherwise in writing, prior to the termination of this Lease all such non-structural alterations, additions or improvements shall be removed and the premises restored to its original condition by Lessee at its expense or, at Lessor's election, remain in place and become the property of Lessor.

     13. Lessee agrees not to make any contract for the construction, alteration, addition, repair, or improvement of, or to, the premises, or any part thereof, without providing in such contract that no lien of mechanics or materialmen shall be created or shall arise against the premises, building, or improvements at any time located on said premises. All persons furnishing any work, labor or materials for the Lessee, as well as other persons whatsoever, are hereby given notice that no mechanics lien, materialmen's lien, or any other encumbrance made by or obtained against the Lessee, or its interest in

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said premises, buildings, or other improvements on said premises, shall in any manner or degree affect the title or interest of the Lessor in the premises, buildings, or other improvements thereon.

     14. Lessee agrees to comply with all present and future statutes, laws, ordinances, enactments, rules, regulations, orders, decrees, directives, mandates or other similar requirements of any federal, state or local government, court of public authority prohibiting, regulating or otherwise relating to environmental pollution and environmental control of any kind, including, but not limited to, air pollution, water pollution, noise pollution, solid waste pollution and toxic substance control ("Environmental Requirements"), including, but not limited to, Environmental Requirements under the Environmental Laws, which are applicable to or arise out of or in connection with Lessee's use or occupancy of the premises. Lessee further agrees to comply with such Environmental Requirements at its sole cost and expense and will hold harmless, indemnify and defend Lessor from and against any claims, suits, damages, losses, costs and expenses, including reasonable attorneys' fees, made against or sustained by Lessor as a result of Lessee's failure to comply with any Environmental Requirements.

     Lessee will comply with all existing and future federal, state, county and local statutes, laws, enactments, ordinances, rules, regulations, orders and other governmental requirements ("Governmental Requirements") applicable to Lessee's use or occupancy of the premises, including, but not limited to, workmen's compensation laws and the Occupational Safety and Health Act of 1970 and all governmental Requirements issued thereunder, and hold harmless, indemnify and defend Lessor from and against any claims, actions, damages, losses, costs and expenses, including reasonable attorneys' fees, made against or sustained by Lessor as a result of Lessee's failure to comply with the Governmental Requirements.

     15. This Lease may, at Lessor's election, be terminated by Lessor in the event of a breach by Lessee of any of its material agreements herein contained, unless Lessee cures such breach within thirty (30) days of the date of receipt by Lessee of notice thereof from Lessor, except as otherwise provided by paragraph 16 and except that any default in payment of rent must be cured within five (5) days of the date of receipt of such notice.

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     If Lessor defaults in any of its covenants and agreements herein contained, if any of the representations and warranties made by Lessor herein were untrue when made or if, at any time during the term hereof, Lessee determines, by whatever means, that the premises contain a hazardous material in violation of an environmental law or regulation not introduced by or through Lessee or its suppliers or contractors (other than the "Pre-Existing Condition"), Lessee may elect either of the following if after not less than thirty (30) days prior written notice to Lessor, Lessor has not cured the default or, within such time, commenced and diligently pursued the cure of such default:

          a. Lessee may remedy such default by any reasonably necessary action, and in connection with such remedy may pay expenses and employ counsel. All reasonable sums expended or obligations incurred by Lessee in connection therewith, including, but not limited to, reasonable attorneys' fees, shall be paid by Lessor to Lessee on demand, and on failure of such reimbursement, Lessee may, in addition to any other right or remedy that Lessee may have, deduct the costs and expenses thereof from rent or other payments subsequently becoming due hereunder; and

          b. if the Lessor's default is material, elect to terminate this Lease on at least thirty (30) days prior written notice to Lessor thereby terminating this Lease on the date designated in such notice;

provided, however, that if the default involves an environmental violation (i) not caused by or through Lessee or by its suppliers or contractors, (ii) separate and distinct from any condition or event arising out of or relating to the Pre-Existing Condition and (iii) which a mutually agreeable contractor reasonably expects would exceed $20,000 to cure, subparagraph a shall not apply, and Lessor may, without any liability to Lessee, elect to terminate this Lease without making any effort to cure. The foregoing notwithstanding, Lessor will indemnify Lessee for and hold it harmless from any environmental liability and reimburse Lessee for cost associated with such indemnification, including, but not limited to, reasonable attorneys' fees, for conditions on the premises prior to commencement of this Lease, including but not limited to the Pre-Existing Condition.

     16. Lessor may, at its option, and without releasing Lessee from any liability hereunder, terminate this Lease:

          a. if any violation of an environmental law, rule or regulation caused by or through Lessee, or its suppliers and contractors occurs and is not fully remedied within thirty (30) days after the Lessee first has knowledge thereof, or, if the violation cannot be remediated within thirty (30) days with reasonable diligence, if Lessee has not begun

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               appropriate remediation within such thirty (30) day period and thereafter diligently pursued the necessary corrective measures to completion; or

          b. if a petition in bankruptcy shall be filed by or against Lessee, or if Lessee shall file a petition seeking to reorganize or be adjudged bankrupt or insolvent by any court, or if a receiver or trustee shall be appointed in any suit or proceedings brought by or against Lessee, or if an attachment or execution shall be issued and levied against property of the Lessee, and the same shall not be fully released within thirty (30) days.

     17. If Lessee shall abandon or vacate the premises prior to the termination of this Lease, Lessor may, but shall not be obligated to, relet the premises for such rent and on such terms as Lessor may see fit; and, if a sufficient sum shall not be thus realized, after paying all expenses, including, but not limited to, reasonable attorney's fees and costs, of such reletting, to satisfy the rent hereby reserved and all other sums Lessee is required to pay under this Lease, Lessee agrees to satisfy and pay all deficiencies.

     18. A waiver by Lessor of any one instance of default by Lessee in the performance of any provision of this Lease shall not be construed as a waiver of any prior or subsequent default of the same or any of the terms of this Lease, nor a relinquishment by Lessor of Lessor's right hereunder to have Lessee perform this Lease in strict accordance with its provisions, time being of the essence of this Lease.

     19. The rights and remedies of Lessor under this Lease are not exclusive, but shall be cumulative, and the exercise of any right or remedy by Lessor shall not prevent the exercise of any other right or remedy by Lessor, whether provided for by this Lease or by law or equity. If Lessee fails to perform by obligation under this Lease, Lessor may, but shall not be required to, perform same and any expense incurred by Lessor in so doing shall become immediately due and payable by Lessee as additional rent and shall bear interest at the rate of twelve percent (12%) per year from the date paid by Lessor until repaid by Lessee.

     20. In the event any material portion of the premises hereby leased is condemned under the power of eminent domain during the term of this Lease which substantially impairs Lessee's intended use of the premises, this Lease may be terminated at the election of either Lessor or Lessee upon not less than thirty
(30) days prior written

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notice of such election. The sums paid as compensation for such condemnation shall be paid to Lessor, except that any part of such sum paid as compensation for loss of Lessee's business and cost of Lessee's removal of stock and fixtures shall belong to Lessee. The foregoing notwithstanding, if Lessee exercises its purchase option, all condemnation compensation shall be paid to Lessee upon completion of the purchase of the premises by Lessee.

     21. All of Lessee's office equipment, personal property, manufacturing equipment, removable improvements and fixtures erected in or attached to the premises by the Lessee may be removed by the Lessee upon termination of this Lease.

     22. Notices of any kind by either the Lessor or the Lessee to the other shall be written, dated, and signed by or on behalf of the party giving the same. Notice may be sent by certified or registered United States mail, delivery restricted to addressee, postage prepaid, return receipt requested, by hand delivery, or by a nationally recognized courier service, delivery restricted to addressee, to Lessor and Lessee at the following addresses, unless written notice is received by either party changing such address:

     To Lessor:  Mr. Chris Patrick
                 Patrick Construction Co.
                 P.O. Box 547
                 Paris, IL 61944

                 With a copy to:
                 Richard L. James
                 408 W. Jasper
                 P.O. Box 820
                 Paris, IL 61944

     To Lessee:  Mr. Craig Sloan, CEO
                 The GSI Group, Inc.
                 1004 East Illinois
                 P.O. Box 20
                 Assumption, IL 62510

                 With a copy to:
                 Mr. John W. Funk
                 Executive Vice President/General Counsel
                 The GSI Group, Inc.
                 1004 East Illinois
                 P.O. Box 20

                                  9
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                      Assumption, IL 62510-0029

     Any notice given pursuant to, and in accordance with, this paragraph shall be considered complete on the date of mailing, hand delivery, or placement with the courier.

     23. All of the agreements, conditions and undertakings herein contained shall extend to and be binding on the representatives and permitted successors and assigns of the respective parties hereto.

     24. Notwithstanding the agreements herein contained, it is expressly understood that no partnership or joint venture is created hereby, nor shall Lessor be considered or held out to be Lessee's agent, the relationship created by this Lease being solely that of landlord and tenant.

     25. This Lease contains the entire agreement of the parties and, except as contained herein, no representations, warranties or agreements have been made by either party, or their agents or representatives, to or with the other. This Lease shall be executed in duplicate, each such executed copy to be considered an original.

     26. Lessee agrees at the expiration or earlier termination of this Lease to give peaceful possession of the premises to Lessor.

     27. Damages to buildings and improvements located on the premises caused by Lessee, its agents or employees, or an invitee of Lessee shall be promptly repaired by Lessee at Lessee's cost and there shall be no abatement or termination of rent because of such damage. Lessee shall be entitled to apply the proceeds of insurance provided by Lessee to pay for such repairs. In lieu of such repairs, Lessee may promptly exercise its purchase option under paragraph 28, without any decrease in the purchase price because of such damage. In such case, the damage shall be deemed to have occurred after the notice of exercise for purposes of applying the insurance provisions of paragraph 28(f).

     In case of damage to the buildings and improvements on the premises which Lessee is not required to repair under any provision of this Lease, Lessor may, if such damage costs more than Fifty Thousand Dollars ($50,000.00) to repair (based on reliable contractor's estimate), at its option, repair such damage with reasonable promptness after Lessor is notified of such damage. If Lessor elects to repair the premises, it must give Lessee notice within 30 days of the date of casualty of such election

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and it shall be required to repair Lessee's additions, improvements and alterations, if any. The proceeds of insurance which Lessee is required to provide under paragraph 8 shall be paid to Lessor to the extent of such damage except that any proceeds payable under Lessee's insurance for damage to Lessee's inventory, equipment and other personal property and improvements, additions and alterations made by Lessee which Lessor does not repair shall be paid to Lessee. In the event Lessor, in its sole discretion, determines not to repair such damage, either the Lessee or the Lessor may terminate this Lease within 30 days of the date of casualty by written notice without liability to the other except for performance of the parties' respective obligations hereunder through the date of such termination; provided, however, that if Lessee elects to exercise the option to purchase as specified in paragraph 28 (without any reduction in the purchase price because of such damage), Lessor shall assign to Lessee the rights in insurance proceeds received by reason of such casualty from insurance provided by Lessee under this Lease.

     28. As further consideration for the Lessee's agreements hereunder, Lessor gives the option to Lessee to purchase the premises for the sum of Two Hundred Seventy Five Thousand Dollars ($275,000.00) and the approximately 20 acres adjacent to the west boundary line of the premises and owned by Lessor, the legal description of which is set forth on Exhibit B hereto (the "Farmland"), subject to the following:

     a. This option shall be exercisable by Lessee giving written notice to Lessor of its exercise at least thirty (30) days prior to the expiration date of the Lease. The option may be exercised for just the premises or for the premises and the Farmland but not for just the Farmland.

     b. The Lease shall continue in effect until the sale is closed. All obligations of Lessee through the date of closing of the sale must be performed at or before closing.

     c. Within 30 days of Lessor's receipt of Lessee's notice, Lessor shall furnish, at its expense, a commitment for an Owner's Title Insurance Policy for the full sale price, showing good and merchantable title to the premises and/or the Farmland in Lessor subject to the standard exceptions contained in such policy. Lessee shall have thirty (30) days after Lessee's receipt of such evidence of title to submit any objections to title to Lessor. Any such objection must be submitted in writing, and any objections which are not timely submitted shall be deemed waived. Lessor shall have a reasonable time to cure the same at Lessor's expense; provided, however,

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          that Lessee may elect to take such title with a reasonable reduction of the purchase price if Lessor is unable to cure the same by the closing date.

     d. Closing shall occur at Lessor's office at Paris, Illinois, or such other place as the parties may agree, forty-five (45) days after the date of Lessee's receipt of the aforementioned title insurance policy.

     e. Payment of the purchase price for the premises shall be paid in cash at closing, subject to Lessor delivering to Lessee a trustee's deed for the premises in form and content satisfactory to Lessee. Lessor shall agree in writing at the time of the closing of either the premises or the Farmland to indemnify and hold harmless Lessee from any liability, and to reimburse Lessee for any costs or expenses incurred by Lessee, arising out of, related to or in connection with any environmental condition existing on, under or in the premises on the date hereof, including, but not limited to, the Pre-Existing Condition.

     f. If Lessee purchases the premises but does not purchase the Farmland at the same time, Lessee shall have a nonexclusive option, along with a right of first refusal, to purchase the Farmland until July 12, 2006. Under the right of first refusal, Lessee shall have thirty (30) days to purchase the Farmland after receipt of notice from Lessor that Lessor has received a bona fide written offer to buy the Farmland from an unrelated third party (the "Offer"). Such notice shall be accompanied by a copy of the Offer. Lessee's right to purchase shall be for the same purchase price and other terms and conditions as are contained in the Offer. If Lessee declines to purchase the Farmland during such 30 day period, Lessor shall be free to sell the Farmland to such offeror on terms and conditions identical to those provided to Lessee.

     g. Unless the terms of the Offer provide otherwise, the payment for the Farmland shall be effected by delivering to Lessor a warranty deed transferring from Lessee to Lessor title to farmland in Edgar County (the "Traded Farmland"), subject to Lessor delivering to Lessee a trustee's deed for the Farmland, both of which deeds shall be in form and content satisfactory to the recipient thereof. The Traded Farmland shall have an appraised value equal to the appraised value of the Farmland and shall be selected by Lessor within __ days prior to the date of the closing. The appraisal of both parcels of farmland shall be performed by a mutually agreeable appraiser, the cost of which shall be shared equally by both parties.

     29. This Lease is executed by The Edgar County Bank & Trust Co., not personally, but as Trustee as aforesaid, in the exercise of the power and authority

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

conferred upon and vested in it as such Trustee. It is expressly understood and agreed by the Lessee herein and by every person now or hereafter claiming any right or security hereunder that nothing contained herein by this Lease shall be construed as creating any liability on the part of The Edgar County Bank & Trust Co., all such liability, if any, being expressly waived.

     IN WITNESS WHEREOF, the parties hereto have signed this Lease in duplicate at Paris, Illinois, the day and year first above written.

     Edgar County Bank & Trust Company       The GSI Group, Inc.
     as Trustee for Trust No. 455-232
     under Trust Agreement dated
     August 24, 1988



     By: /s/ David F. Sullivan               By: /s/ John C. Sloan
         ------------------------------          ------------------------------
     Its:  Vice President                    Its:  Chief Executive Officer


     /s/ Chris Patrick
     ----------------------------------
     Chris Patrick

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